Exhibit 10.1

SECOND AMENDED AND RESTATED INDEMNIFICATION AGREEMENT

THIS SECOND AMENDED AND RESTATED INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of the 24th day of April, 2008, by and among MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), MarkWest Energy GP, L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the undersigned Director and/or Officer of the General Partner (“Indemnitee”).

RECITALS

A.            The General Partner and the Partnership are aware that competent and experienced persons are increasingly reluctant to serve or continue serving as directors or officers of companies unless they are protected by comprehensive liability insurance and adequate indemnification due to the increased exposure to litigation costs and risks resulting from service to such companies that often bear no relationship to the compensation of such directors or officers.

B.            The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore often fail to provide directors and officers with adequate, reliable knowledge of the legal risks to which they are exposed or the manner in which they are expected to execute their fiduciary duties and responsibilities.

C.            The General Partner, the Partnership and Indemnitee recognize that plaintiffs often seek damages in such large amounts, and the costs of litigation may be so great (whether or not the case is meritorious), that the defense and/or settlement of such litigation can create an extraordinary burden on the personal resources of individuals.

D.            The General Partner and the Partnership believe that it is unreasonable for their directors, officers, employees, controlling persons, agents, or fiduciaries and similar persons at their subsidiaries to assume the risk of judgments and other expenses which may occur in cases in which those persons received no personal benefit or were not culpable.

E.             The General Partner and the Partnership recognize that the issues in controversy in litigation against a director, officer or agent of a corporation or other entity, such as the General Partner, the Partnership or their subsidiaries, are often related to the knowledge, motives and intent of such director, officer or agent, that he or she is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters, and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the time that the director, officer or agent can reasonably recall such matters and may extend beyond the normal time for retirement for such director, officer or agent with the result that he or she, after retirement or in the event of his or her death, his or her spouse, heirs, executors or administrators may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director, officer or agent from serving in that position.

F.             The Board of Directors of the General Partner (the “Board”) has concluded that, to attract and retain competent and experienced persons to serve as directors and officers of the General

Partner, it is not only reasonable and prudent but necessary to promote the best interests of the General Partner, and the Partnership and its unitholders, for the General Partner to contractually indemnify the directors, officers and other persons of the General Partner and the Partnership in the manner set forth herein, and to assume for itself liability for expenses and damages in connection with claims against such persons in connection with their service to the General Partner as provided herein.

G.            Section 18-108 of the Delaware Limited Liability Company Act (the “LLC Act”), under which the General Partner is organized, and Article 9 of the General Partner’s Amended and Restated Limited Liability Company Agreement, empowers the General Partner to indemnify its members, managers, directors, officers, employees and agents by agreement and to indemnify persons who serve, at the request of the General Partner, as the directors, officers, employees or agents of other corporations or enterprises.

H.            Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the “LP Act”), under which the Partnership is organized, and Section 7.8 of the Partnership’s Third Amended and Restated Agreement of Limited Partnership empower the Partnership to indemnify, among others, any member, partner, officer, director, employee, agent or trustee of the General Partner, the Partnership or any affiliate thereof.

I.              The General Partner desires that Indemnitee serves or continues to serve as a director, officer or in another capacity of the General Partner, and Indemnitee only is willing to serve, or to continue to serve, if Indemnitee is furnished the indemnity provided for herein by the General Partner and the Partnership.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Definitions.  For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Claim” means a claim or action, including counterclaims or crossclaims, asserted by a Person in a Proceeding.

“Covered Entity” means the General Partner, the Partnership, any subsidiary or affiliate of the General Partner or the Partnership or any other Person for which Indemnitee is or was or may be deemed to be serving at the request of the General Partner, or any subsidiary of the General Partner or the Partnership, as a director, officer, employee, controlling person, agent or fiduciary.

“Disinterested Director” means, with respect to any determination contemplated by this Agreement, any Person who, as of the time of such determination, is a member of the Board but is not a party to any Proceeding then pending with respect to any Indemnification Event.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended, or any similar Federal statute then in effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Federal statute then in effect.

“Expenses” means any and all direct and indirect fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating, printing and binding costs, telephone charges, postage and delivery service fees and all other disbursements or expenses of any type or nature whatsoever reasonably incurred by Indemnitee (including fees of investment bankers, accountants and, subject to the limitations set forth in Section 3(c) below, reasonable attorneys’ fees) in connection with or arising from an Indemnification Event, including, without limitation: (i) the investigation or defense of a Claim; (ii) being, or preparing to be, a witness or otherwise participating, or preparing to participate, in any Proceeding; (iii) furnishing, or preparing to furnish, documents in response to a subpoena or otherwise in connection with any Proceeding; (iv) any appeal of any judgment, outcome or determination in any Proceeding (including, without limitation, any premium, security for and other costs relating to any cost bond, supersedes bond or any other appeal bond or its equivalent); (v) establishing or enforcing any right to indemnification under this Agreement (including, without limitation, pursuant to Section 2(c) below), applicable law or otherwise, regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action, a court of competent jurisdiction over such action determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; (vi) Indemnitee’s defense of any Proceeding instituted by or in the name of the General Partner or the Partnership under this Agreement to enforce or interpret any of the terms of this Agreement (including, without limitation, costs and expenses incurred with respect to Indemnitee counterclaims and cross-claims made in such action); and (vii) any Federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including all interest, assessments and other charges paid or payable with respect to such payments.

“General Partner Action” means a Proceeding in which a Claim has been brought by or in the name of the General Partner or the Partnership to procure a judgment in its favor.

An “Indemnification Event” shall be deemed to have occurred if Indemnitee was or is or becomes, or is threatened to be made, a party to or witness or other participant in, or was or is or becomes obligated to furnish or furnishes documents in response to a subpoena or otherwise in connection with, any Proceeding by reason of the fact that Indemnitee is or was or may be deemed a director, officer, employee, controlling person, agent or fiduciary of any Covered Entity, or by reason of any action or inaction on the part of Indemnitee while serving or acting or having served or acted in any such capacity (including, without limitation, rendering any written statement that is a Required Statement or is made to another officer or employee of the Covered Entity to support a Required Statement).

“Independent Legal Counsel” means an attorney or firm of attorneys designated by the Indemnitee that is satisfactory to a majority of the Disinterested Directors (or, if there are no Disinterested Directors, the Board) that is experienced in matters of corporate law and neither presently is, nor in the twenty-four (24) months prior to such designation has been, retained to represent: (i) the General Partner, the Partnership or Indemnitee in any matter material to any such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

“Losses” means any and all losses, claims, damages, liabilities, judgments, fines, penalties, settlement payments, awards and amounts of any type whatsoever incurred by Indemnitee in connection with or arising from an Indemnification Event.

“Organizational Documents” means any and all organizational documents, charters or similar agreements or governing documents, including, without limitation (i) with respect to a corporation, its certificate of incorporation and bylaws, (ii) with respect to a limited liability company, its operating agreement, and (iii) with respect to a limited partnership, its partnership agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other enterprise or government or agency or political subdivision thereof.

“Proceeding” means any threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation (formal or informal), inquiry, administrative hearing, appeal or any other actual, threatened or completed proceeding, whether brought in the right of a Covered Entity or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative, arbitrative or investigative nature.

“Required Statement” means a written statement of a Person that is required to be, and is, filed with the SEC regarding the design, adequacy or evaluation of a Covered Entity’s internal controls or the accuracy, sufficiency or completeness of reports or statements filed by a Covered Entity with the SEC pursuant to federal law and/or administrative regulations, including without limitation, the certifications contemplated by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, or any rule or regulation promulgated pursuant thereto.

“Reviewing Party” means, with respect to any determination contemplated by this Agreement, any one of the following: (i) a majority vote of a quorum of the Board consisting solely of Disinterested Directors; (ii) a committee consisting solely of Disinterested Directors, even if such Persons would not constitute a quorum of Board, so long as such committee was designated by a majority of the Disinterested Directors; or (iii) Independent Legal Counsel (in which case, any determination shall be evidenced by the rendering of a written opinion (which may be in the form of a “more likely than not” opinion)); provided, the expenses of any such Independent Legal Counsel shall be paid for by the General Partner.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute then in effect.

2.             Indemnification.

(a)           Indemnification of Losses and Expenses.  If an Indemnification Event has occurred, then, subject to Section 9 below, the General Partner and the Partnership shall, jointly and severally, indemnify and hold harmless Indemnitee, to the fullest extent permitted by law, against any and all Losses and Expenses, provided the Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in, or not opposed to, the best interests of the General Partner, and, with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.  The termination of any Proceeding by judgment, court order, settlement or conviction or on plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that Indemnitee (i) did not act in good faith in a manner which he reasonably believed to be in, or not opposed to, the best interests of the General Partner or the Partnership, or (ii) with respect to any criminal Proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.  Any indemnification provided for herein shall be made no later than forty-five (45) days after receipt by the General Partner of the Notice as required by Section 3(a) below and subject additionally to Section 4 below.

(b)           Limitation with Respect to General Partner Actions. The General Partner and the Partnership shall not indemnify and hold harmless Indemnitee with respect to any Losses (as opposed to Expenses) in connection with or arising from any General Partner Action, but the General Partner and the Partnership shall indemnify and hold harmless Indemnitee with respect to any Expenses in connection with or arising from any General Partner Action unless, and only to the extent that, the Indemnitee shall have been finally adjudged to be liable to the General Partner or the Partnership with respect thereto by a court of competent jurisdiction due to Indemnitee’s gross negligence or willful misconduct of a culpable nature in the performance of Indemnitee’s duties to the General Partner; provided, that Indemnitee shall nevertheless be entitled to indemnification to extent that any court in which such General Partner Action was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to Expenses for such indemnification as such court shall deem proper.

(c)           Advancement of Expenses.  The General Partner or the Partnership shall advance Expenses to or on behalf of Indemnitee as soon as practicable, but in any event not later than 20 days after written request therefore by Indemnitee which request shall be accompanied by vouchers, invoices or similar evidence documenting in reasonable detail the Expenses incurred or to be incurred by Indemnitee.  The Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined by final, nonappealable adjudication that Indemnitee is not entitled to be indemnified by the General Partner or the Partnership.  In the event that the General Partner or the Partnership fails to pay expenses as incurred by Indemnitee as required by this paragraph, Indemnitee may seek mandatory injunctive relief from any court having jurisdiction to require the General Partner or the Partnership to pay expenses as set forth in this paragraph.  If Indemnitee seeks mandatory injunctive relief pursuant to this paragraph, it shall not be a defense to enforcement of the General Partner’s and the Partnership’s obligations set forth in this paragraph that Indemnitee has an adequate remedy at law for damages.

(d)           Contribution.  If, and to the extent, the indemnification of Indemnitee provided for in Section 2(a) above for any reason is held by a court of competent jurisdiction not to be permissible for liabilities arising under Federal securities laws or ERISA, then the General Partner and the Partnership, in lieu of indemnifying Indemnitee under this Agreement, shall contribute to the amount paid or payable by Indemnitee as a result of such Losses or Expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Covered Entities and all officers, directors or employees of the Covered Entities other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Covered Entities and all officers, directors or employees of the Covered Entities other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and the Indemnitee, on the other hand, in connection with the action or inaction that resulted in such Losses or Expenses, as well as any other relevant equitable considerations.  The relative fault of the Covered Entities and all officers, directors or employees of the Covered Entities other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such

Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary, and the degree to which their conduct is active or passive.  No Person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

(e)           Actions where Indemnitee is Deceased.  If an Indemnification Event has occurred, and if prior to, during the pendency of or after completion of a Proceeding Indemnitee dies, the General Partner and the Partnership shall indemnify and hold harmless Indemnitee’s heirs, executors and administrators against any and all Expenses and Losses to the extent Indemnitee would have been entitled to indemnification pursuant to Sections 2(a) above if Indemnitee were still alive.

3.             Indemnification Procedures.

(a)           Notice of Indemnification Event.  Indemnitee shall give the General Partner notice as soon as practicable of any Indemnification Event of which Indemnitee becomes aware, provided that any failure to so notify the General Partner shall not relieve the General Partner or the Partnership of any of its obligations under this Agreement, except if, and then only to the extent that, such failure materially increases the liability of the General Partner or the Partnership under this Agreement.  In addition, Indemnitee shall give the General Partner such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(b)           Notice to Insurers.  If, at the time the General Partner receives notice of an Indemnification Event pursuant to Section 3(a) above, the General Partner or the Partnership has liability insurance in effect which may cover such Indemnification Event, the General Partner shall give prompt written notice of such Indemnification Event to the insurers in accordance with the procedures set forth in each of the applicable policies of insurance.  The General Partner and the Partnership shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Indemnification Event in accordance with the terms of such policies; provided that nothing in this Section 3(b) shall affect the General Partner’s or the Partnership’s obligations under this Agreement or the General Partner’s or the Partnership’s obligations to comply with the provisions of this Agreement in a timely manner as provided.

(c)           Selection of Counsel.  If the General Partner or the Partnership shall be obligated hereunder to pay or advance Expenses or indemnify Indemnitee with respect to any Losses, the General Partner shall be entitled to assume the defense of any related Claims in a Proceeding, with counsel selected by the General Partner and approved by Indemnitee in Indemnitee’s reasonable discretion, upon the delivery to Indemnitee of written notice of its election so to do.  After the retention of such counsel by the General Partner, the Indemnitee shall be entitled to employ or continue to employ separate counsel with respect to such Claims at the cost and expense of the General Partner and the Partnership unless and until the General Partner shall have demonstrated to the reasonable satisfaction of Indemnitee that there is complete identity of issues and defenses and no actual or potential conflict of interest exists between Indemnitee and the General Partner with respect to such Claims, after which time further employment of such counsel by Indemnitee shall be the cost and expense of Indemnitee.  If the General Partner shall not have in fact retained counsel to assume the defense or shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the General Partner and the Partnership. Neither the General Partner nor the Partnership may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld).

4.             Determination of Right to Indemnification.

(a)           Successful Proceeding.  To the extent Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding referred to in Sections 2(a) or 2(b), the General Partner and the Partnership shall indemnify Indemnitee against Losses and Expenses incurred by him in connection therewith.  If Indemnitee is not wholly successful in such Proceeding, but is successful, on the merits or otherwise, as to one or more but less than all Claims in such Proceeding, the General Partner and the Partnership shall indemnify Indemnitee against all Losses and Expenses actually or reasonably incurred by Indemnitee in connection with each successfully resolved Claim.

(b)           Other Proceedings.  In the event that Section 4(a) is inapplicable, the General Partner and the Partnership shall nevertheless indemnify Indemnitee, unless, but then only to the extent that, a Reviewing Party chosen pursuant to Section 4(c) determines that Indemnitee has not met the applicable standard of conduct set forth in Sections 2(a) or 2(b), as applicable, as a condition to such indemnification.

(c)           Determination of Entitlement to Indemnification. A determination that Indemnitee has met the applicable standard of conduct set forth in Sections 2(a) or 2(b), as applicable, as a condition to any such indemnification, shall be made by a Reviewing Party chosen by a majority vote of a quorum of the Board consisting solely of Disinterested Directors, subject to the following:

(i)            A Reviewing Party so chosen shall act in good faith to assure Indemnitee a complete opportunity to present to such Reviewing Party Indemnitee’s case that Indemnitee has met the applicable standard of conduct.

(ii)           Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of a Covered Entity, including, without limitation, its financial statements, or on information supplied to Indemnitee by the officers or employees of a Covered Entity in the course of their duties, or on the advice of legal counsel for a Covered Entity or on information or records given, or reports made, to a Covered Entity by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by a Covered Entity.  In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of a Covered Entity shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.  Whether or not the foregoing provisions of this Section 4(c)(ii) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the General Partner.  Any Person seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

(iii)          If a Reviewing Party chosen pursuant to this Section 4(c) shall not have made a determination whether Indemnitee is entitled to indemnification within forty-five (45) days after receipt by the General Partner of the request therefore, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (A) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (B) a prohibition of such indemnification under applicable law; provided, however, that such 45-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the Reviewing Party in good faith requires such additional time for obtaining or evaluating documentation and/or information relating thereto.

(iv)          Change in Control.  If the General Partner or the Partnership under goes a Change in Control, the Reviewing Party shall be the Independent Legal Counsel.  The General Partner agrees that if there is such a Change in Control, then with respect to all matters thereafter arising concerning the rights of Indemnitee to Indemnification under this Agreement, the General Partner’s Limited Liability Company Agreement, the Partnership’s Amended and Restated Agreement of Limited Partnership or any other agreement, as now or hereafter in effect, Independent Legal Counsel shall be selected by Indemnitee and approved by the General Partner (which approval shall not be unreasonably withheld).  Such counsel, among other things, shall render its written opinion (which may be in the form of a “more likely than not” opinion) to the General Partner, the Partnership and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law and this Agreement and the General Partner and the Partnership agree to abide by such opinion.  The General Partner and the Partnership agree to pay the fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

For purposes of this Section 4(c)(iv), a “Change in Control” shall mean (a) a dissolution or liquidation of a Person, or (b) a consolidation or merger of a Person with or into any other corporation other entity or person, or any other corporate reorganization, in which the equity holders of the affected Person immediately prior to such consolidation, merger or reorganization, own less than 50% of the affected Person’s voting power immediately after such consolidation, merger or reorganization; provided, however, that a “Change of Control” shall not include any transaction with an Affiliate or Affiliates of the General Partner or the Partnership or any consolidation or merger effected exclusively to change the domicile of the General Partner or the Partnership.

(d)           Appeal to Court.  Notwithstanding a determination by a Reviewing Party chosen pursuant to Section 4(c) that Indemnitee is not entitled to indemnification with respect to a specific Claim or Proceeding (an “Adverse Determination”), Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which that Claim or Proceeding is or was pending or any other court of competent jurisdiction for the purpose of enforcing Indemnitee’s right to indemnification pursuant to this Agreement, provided that Indemnitee shall commence any such Proceeding seeking to enforce Indemnitee’s right to indemnification within two (2) years following the date upon which Indemnitee is notified in writing by the General Partner of the Adverse Determination.  In the event of any dispute between the parties concerning their respective rights and obligations hereunder, the General Partner shall have the burden of proving by clear and convincing evidence that the General Partner and the Partnership are not obligated to make the payment or advance claimed by Indemnitee.

(e)           Presumption of Success.  The General Partner and the Partnership acknowledge that a settlement or other disposition short of final judgment shall be deemed a successful resolution for purposes of Section 4(a) if it permits a party to avoid expense, delay, distraction, disruption or uncertainty.  In the event that any Proceeding to which Indemnitee is a party is resolved in any manner (other than by adverse judgment against Indemnitee) including, without limitation, settlement of such Proceeding with or without payment of money or other consideration, it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

(f)            Expenses Related to this Agreement.  Notwithstanding any other provision in this Agreement to the contrary, the General Partner and the Partnership shall indemnify Indemnitee against all Expenses incurred by Indemnitee in connection with any Proceeding under this Section 4 involving Indemnitee and against all Expenses incurred by Indemnitee in connection with any other Proceeding between the General Partner and the Partnership, on one hand, and Indemnitee on the other, involving the interpretation or enforcement (subject to Section 10) of the rights of Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the claims and/or defenses of Indemnitee in any such Proceeding was frivolous or made in bad faith.

5.             Additional Indemnification Rights; Non-exclusivity.

(a)           Scope. The General Partner and the Partnership hereby agree, jointly and severally, to indemnify Indemnitee to the fullest extent permitted by law, even if such indemnification is not specifically authorized by the other provisions of this Agreement or any other agreement, the Organizational Documents of any Covered Entity or by applicable law.  In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation or other entity to indemnify a member of its board of directors or an officer, member, manager, employee, controlling person, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of an Delaware corporation or other entity to indemnify a member of its board of directors or an officer, member, manager, employee, controlling person, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties rights and obligations hereunder except as set forth in Section 9(a) hereof.

(b)           Non-exclusivity.  The rights to indemnification, contribution and advancement of Expenses provided in this Agreement shall not be deemed exclusive of, but shall be in addition to, any other rights to which Indemnitee may at any time be entitled under the Organizational Documents of any Covered Entity, any other agreement, any vote of members or unitholders, as the case may be, or Disinterested Directors, applicable law or otherwise.  Furthermore, no right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion of any other right or remedy.  The rights to indemnification, contribution and advancement of Expenses provided in this Agreement shall continue as to Indemnitee for any action Indemnitee took or did not take while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity.

6.             No Duplication of Payments.

The General Partner and the Partnership shall not be liable under this Agreement to make any payment of any amount otherwise identifiable hereunder, or for which advancement is provided hereunder, if and to the extent Indemnitee has otherwise actually received such payment, whether pursuant to any insurance policy, the Organizational Documents of any Covered Entity or otherwise (but specifically excluding any payment received by the Indemnitee from any insurance policy maintained by or for the benefit of Indemnitee so long as Indemnitee does not by virtue thereof actually retain duplicative payments).

7.             Mutual Acknowledgement.

Both the General Partner and the Partnership, on one hand, and Indemnitee on the other acknowledge that, in certain instances, Federal law or public policy may override applicable state law and prohibit the General Partner and the Partnership from indemnifying its directors and officers under this Agreement or otherwise.  For example, the parties acknowledge that the SEC has taken the position that indemnification is not permissible for liabilities arising under certain Federal securities laws, and Federal legislation prohibits indemnification for certain ERISA violations.  Indemnitee understands and acknowledges that the General Partner and the Partnership have undertaken, or may be required in the future to undertake, with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the right under public policy to indemnify Indemnitee, and any right to indemnification hereunder shall be subject to, and conditioned upon, any such required court determination.

8.             Liability Insurance.

(a)           Maintenance of D&O Insurance.  The General Partner and the Partnership hereby covenant and agree that, so long as Indemnitee shall continue to serve as an agent of the General Partner or the Partnership and thereafter so long as Indemnitee shall be subject to any possible proceeding by reason of the fact that Indemnitee was an agent of the General Partner or the Partnership, the General Partner or the Partnership, subject to Section 8(c), shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers, and the General Partner’s and the Partnership’s Organizational Documents shall at all times provide for indemnification and exculpation of officers and directors to the fullest extent permitted under applicable law.

(b)           Rights and Benefits. In all policies of D&O Insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the General Partner’s officers and directors.  The General Partner shall advise Indemnitee as to the general terms of, and the amounts of coverage provide by, any liability insurance policy described in this Section 8 and shall promptly notify Indemnitee if, at any time, any such insurance policy will no longer be maintained or the amount of coverage under any such insurance policy will be decreased.   The General Partner and the Partnership shall take all necessary action to cause any such insurer(s) to pay, on behalf of Indemnitee, all amounts payable as a result of a Proceeding in accordance with the terms of such policy or policies of D&O Insurance.

(c)           Limitation on Required Maintenance of D&O Insurance.  Notwithstanding the foregoing, the General Partner and the Partnership shall have no obligation to obtain or maintain D&O Insurance if the General Partner determines in good faith that such insurance is not available on commercially reasonable terms or Indemnitee is covered by similar insurance maintained by a subsidiary of the General Partner or the Partnership.

(d)           In the event that the General Partner or the Partnership is also a named insured under any policy of D&O Insurance, the General Partner and the Partnership hereby covenant and agree that neither of them will settle any Claims in a Proceeding that may be covered by such policy and in which Indemnitee has or may incur Expenses or Losses without the prior written consent of Indemnitee.

9.             Exceptions.

Any other provision herein to the contrary notwithstanding, the General Partner and the Partnership shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee:

(a)           against any Losses or Expenses, or advance Expenses to Indemnitee, with respect to Claims initiated or brought voluntarily by Indemnitee, and not by way of defense (including, without limitation, affirmative defenses and counterclaims), except (i) Claims to establish or enforce a right to indemnification, contribution or advancement with respect to an Indemnification Event, whether under this Agreement, any other agreement or insurance policy, the Organizational Documents of any Covered Entity, applicable law or otherwise, (ii) if the Board has approved specifically the initiation or bringing of such Claim. (iii) if such indemnification is expressly required to be made by law, or (iv) if such indemnification is provided by the General Partner or the Partnership, in the sole discretion of such entity, pursuant to the powers vested in the General Partner  under the LLC Act or the Partnership under the LP Act, as applicable;

(b)           against any Losses or Expenses, or advance Expenses to Indemnitee, with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that the material assertions made by Indemnitee in such proceeding were not made in good faith or were frivolous;

(c)           for any amounts paid in settlement of a proceeding unless the General Partner or the Partnership, as applicable, consents to such settlement, which consent shall not be unreasonably withheld;

(d)           against any Losses or Expenses, or advance Expenses to Indemnitee, with respect to Claims arising (i) with respect to an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Partnership within the meaning of Section 16(b) of the Exchange Act or (ii) pursuant to Sections 304 of the Sarbanes-Oxley Act of 2002, as amended, or any rule or regulation promulgated pursuant thereto; or

(e)           if, and to the extent, that a court of competent jurisdiction renders a final, unappealable decision that such indemnification is not lawful.

10.          Remedies of Indemnitee.

(a)           Right to Petition Court.  In the event that Indemnitee makes a request for payment of Losses and Expenses or a request for an advancement of Expenses and the General Partner or the Partnership fails to make such payment or advancement in a timely manner pursuant to the terms of this Agreement, Indemnitee may petition a court of law to enforce the General Partner’s and the Partnership’s obligations under this Agreement.

(b)           Burden of Proof.  In any judicial proceeding brought under this Section 10, the General Partner and the Partnership shall have the burden of proving by clear and convincing evidence that Indemnitee are not entitled to payment of Losses and Expenses hereunder.

(c)           Expenses.  The General Partner and the Partnership agree to reimburse Indemnitee in full for any Expenses incurred by Indemnitee in connection with investigating, preparing for, litigating, defending or settling any action brought by Indemnitee under this Section 10, or in connection with any claim or counterclaim brought by or against the General Partner and the Partnership in connection therewith.

(d)           Validity of Agreement.  The General Partner and the Partnership shall be precluded from asserting in any Proceeding, including, without limitation, an action under this Section 10, that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement and shall stipulate in court that the General Partner and the Partnership are bound by all the provisions of this Agreement.

(e)           Failure to Act Not a Defense.  The failure of the General Partner or the Partnership (including the Board, any committee thereof or Independent Legal Counsel) to make a determination concerning the permissibility of the payment of Losses and Expenses or the advancement of Expenses under this Agreement shall not be a defense in any action brought under this Section 10, and shall not create a presumption that such payment or advancement is not permissible.

11.          Survival of Rights.

                (a)           All agreements and obligations of the General Partner and the Partnership contained herein shall continue during the period Indemnitee is an agent of the General Partner or the Partnership and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Indemnitee was serving in the capacity referred to herein.

                (b)           The General Partner and the Partnership shall require any successor to the General Partner or the Partnership (whether direct or indirect, by purchase, merger, consolidation or otherwise) or to all or substantially all of the business or assets of the General Partner or the Partnership, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the General Partner and the Partnership would be required to perform if no such succession had taken place.

12.          Miscellaneous.

(a)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

(b)           Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including with respect to the General Partner or the Partnership, any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the General Partner or the Partnership) and with respect to Indemnitee, his or her spouse, heirs, and personal and legal representatives.  The General Partner and the Partnership shall require and cause any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the General Partner or the Partnership, to assume and agree to perform this Agreement in the same manner and to the same extent that the General Partner and the Partnership would be required to perform if no such succession or assignment had taken place.  This Agreement shall continue in effect with respect to Claims relating to Indemnification Events regardless of whether Indemnitee continues to serve as a director, officer, employee, controlling person, agent or fiduciary of any Covered Entity.

(c)           Notice.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (i) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one (1) business day after the business day of deposit with Federal Express or similar, nationally recognized overnight courier, freight prepaid, or (iv) one (1) business day after the business day of delivery by confirmed facsimile transmission, if deliverable by facsimile transmission, with copy by other means permitted hereunder, and addressed, if to Indemnitee, to Indemnitee’s address or facsimile number (as applicable) as set forth beneath Indemnitee’s signature to this Agreement, or, if to the General Partner, at the address or facsimile number (as applicable) of its principal corporate offices (attention: Secretary), or at such other address or facsimile number (as applicable) as such party may designate to the other parties hereto.

(d)           Enforceability.  This Agreement, when executed and delivered by the General Partner and the Partnership in accordance with the provisions hereof, shall be a legal, valid and binding obligation of the General Partner and the Partnership, enforceable against the General Partner and the Partnership in accordance with its terms.

(e)           Consent to Jurisdiction.  The General Partner, the Partnership and Indemnitee hereby irrevocably consent to the jurisdiction and venue of the federal or state courts located in the State of Delaware for all purposes in connection with any Proceeding which arises out of or relates to this Agreement and hereby waive and agree not to raise any defense that any such court is an inconvenient forum or any similar claim.

(f)            Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision with a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the extent manifested by the provision held invalid, illegal or unenforceable.

(g)           Choice of Law.  This Agreement shall be governed by and its provisions shall be construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

(h)           Subrogation.  In the event of payment under this Agreement, the General Partner and the Partnership shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than with respect to any rights of recovery under any insurance policy maintained by the Indemnitee or by any Person (other than the General Partner or the Partnership) for and on behalf of the Indemnitee) who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the General Partner and the Partnership effectively to bring suit to enforce such rights.

(i)            Amendment and Termination.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in a writing signed by the parties to be bound thereby.  Notice of same shall be provided to all parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

(j)            Entire Agreement.  This Agreement (i) supersedes any other agreements, whether written or oral, that may have been made or entered into by any of the parties hereto relating to the matter contemplated hereby; and (ii) constitutes the entire agreement by and between the parties hereto, and there are no representations, warranties, covenants, agreements or commitments except as expressly set forth herein.

(k)           No Construction as Employment Agreement.  Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained or continue in the employ or service of any Covered Entity.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Indemnification Agreement on and as of the day and year first above written.

MarkWest Energy GP, L.L.C.
a Delaware limited liability company

By:

Title:

MarkWest Energy Partners, L.P.
a Delaware limited partnership

By	MarkWest Energy GP, L.L.C. as its general partner

By:

Title:

INDEMNITEE:

Name:

Title:

Address: